Exhibit 10.11

Execution Version

Certain portions of this Exhibit have been redacted pursuant to Item 601(b)(10) of Regulation S-K and, where applicable, have been marked with “[***]” to indicate where redactions have been made.

TRADEMARK LICENSE AGREEMENT

This Trademark License Agreement (“Agreement”) is entered into as of September 26, 2022 (“Effective Date”) by and between Harley-Davidson, Inc., a Delaware corporation (“Licensor”) and LiveWire EV, LLC, a Delaware limited liability company (“Licensee”). Capitalized terms used but not defined herein shall have the meaning set forth in the Separation Agreement.

WHEREAS, Licensor, acting together with its subsidiaries, currently conducts the Harley Business and the LiveWire Business;

WHEREAS, Licensor and Licensee entered into that certain Separation Agreement, effective as of the date hereof (the “Separation Agreement”), pursuant to which the LiveWire Business has been separated from the Harley Business and transferred to Licensee;

WHEREAS, in connection with the Separation, Licensor has agreed to grant a license to Licensee to use the marks set forth on Exhibit A (the “Licensed Marks”) on the terms and conditions provided herein;

WHEREAS, H-D U.S.A., LLC, a Wisconsin limited liability company with its principal place of business at 3700 West Juneau Avenue, Milwaukee, Wisconsin 53208, is the owner of the Licensed Marks, and has granted to Licensor the nonexclusive right to use and to sublicense the Licensed Marks; and

WHEREAS, the parties have agreed to enter into this Agreement, effective as of the Separation Time.

NOW, THEREFORE, in consideration of the foregoing, the covenants and agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows:

1.    LICENSE GRANT

1.1    License Grant. Subject to the terms and conditions of this Agreement, Licensor hereby grants to Licensee and its Affiliates, during the Term, a royalty-free, fully paid-up, non-exclusive, non-transferable (except as permitted under Section 6.2), sublicensable (only as set forth below) license to use the Licensed Marks; provided that each Licensed Mark shall be used solely as specified in writing by Licensor or in an applicable Addendum, and solely with respect to the products identified in the applicable Addendum (the “Licensed Products”). Except as otherwise provided in the applicable Addendum, Licensee shall have the right to sublicense the foregoing rights to its Affiliates and to third-party distributors, provided that all Affiliates and other sublicensees shall be required to comply with the terms of this Agreement, all third-party sublicensees shall be required to execute written sublicenses with Licensee consistent with the terms hereof, and Licensee shall be primarily liable for the failure by any of its Affiliates or other sublicensees to comply with the terms of this Agreement.

1.2    Approval Process.

(a)    In the event that Licensee desires to use a Licensed Mark, Licensee shall submit to Licensor a written request for such use in accordance with the approval process set forth in this Section 1.2. Licensee shall submit all written requests for approval to Licensor by e-mail at eric.bublitz@harley-davidson.com, with the subject line containing a description of the category or categories for which approval is sought. Licensor shall facilitate the routing of such written requests for approval to the applicable Designated Approvers set forth in Section 1.2(b) and will provide Licensee a single written confirmation reflecting approval by all applicable Designated Approvers. Licensor agrees that an approval in e-mail or in other writing to Licensee from one of the Designated Approvers listed in Section 1.2(b) for the respective categories constitutes an approval from all

Designated Approvers for that category. Unless otherwise agreed to by the parties in writing, Licensee will submit all Concept Materials or Packaging that cannot be provided in e-mail format, Pre-Production Samples and Production Samples of Licensed Products or any other items required or permitted to be submitted to Licensor for approval in accordance with reasonable instructions provided by Licensor. Licensor may modify the foregoing procedures or instructions upon written notification to Licensee of not less than thirty (30) calendar days, and Licensee will thereafter comply with this approval process, as so modified. Licensor may grant or withhold approval for any such request in its sole discretion. Upon Licensor’s approval of any such request, an addendum identifying the Licensor mark and reflecting the approved scope of use and any other relevant terms and conditions may be attached hereto and constitute part of this Agreement (each, an “Addendum” and collectively, the “Addenda”). Certain pre-approved uses of Licensed Marks are set forth in the Addenda set forth in Exhibit B and attached hereto as of the Effective Date.

(b)    Written approval for each use of a Licensed Mark must be obtained for each category from the approvers set forth in the chart below (the “Designated Approvers”) in accordance with the approval procedure set forth in Section 1.2(a). Licensor may modify the Designated Approvers in its sole discretion by providing not less than seven (7) days’ prior written notice to Licensee of such modifications.

Category	Designated Approvers
Concepts, artwork, and three-dimensional models which are to be used on or in connection with the Licensed Products (“Concept Materials”)	VP Styling and Design (as of the Effective Date, Brad Richards) H-D Trademark Team

Pre-production/pre-release samples of any Licensed Product (“Pre-Production Samples”) or samples of the production versions of Licensed Products (“Production Samples”)	VP Styling and Design (as of the Effective Date, Brad Richards) H-D Trademark Team

Packaging for the Licensed Products (“Packaging”)	VP Styling and Design (as of the Effective Date, Brad Richards) H-D Trademark Team

Materials for promoting and advertising the Licensed Products (including for use on Digital Media)	VP Marketing (as of the Effective Date, Theo Keetell) H-D Trademark Team

Methods of promoting and advertising the Licensed Products	VP Marketing (as of the Effective Date, Theo Keetell) VP Marketing

1.3    No Exclusivity. Licensee agrees and acknowledges that the license granted in Section 1.1 is non-exclusive and that nothing in this Agreement shall restrict either Licensor’s or any of its other licensees’ usage of the Licensed Marks anywhere in the world.

1.4    Acknowledgement of Ownership. Licensee acknowledges that H-D U.S.A., LLC is the sole and exclusive owner of all right, title and interest in and to the Licensed Marks and any rights related thereto. Any and all goodwill arising from Licensee’s use of the Licensed Marks, including any derivative marks, shall inure solely to the benefit of Licensor. Licensee agrees that, upon the expiration or termination of this Agreement, all goodwill in the Licensed Marks that may be held by Licensee notwithstanding the foregoing hereby is assigned to Licensor, without the need for any further action by any person. Licensee agrees that nothing in this Agreement shall give Licensee any right, title, or interest in the Licensed Marks other than the right to use the Licensed Marks in accordance with this Agreement.

1.5    No Inconsistent Action. Licensee shall not knowingly or intentionally: (a) assert any claim of ownership of the Licensed Marks, contest the validity or enforceability of the Licensed Marks or challenge

Licensor’s right, title, interest in, or ownership of, the Licensed Marks, its registrations therefor or Licensor’s right to license the same; (b) interfere with, oppose or challenge any of Licensor’s applications for or registrations of the Licensed Marks (including Licensor’s use of the Licensed Marks as or as part of a registered Internet domain name) or interfere with, oppose or challenge the exploitation of the Licensed Marks by or on behalf of Licensor; (c) apply for, or participate with or cause any other entity to apply for, the registration of any logo, symbol, trademark, service mark, company or corporate name, product name, domain name or commercial slogan that is confusingly similar to the Licensed Marks; or (d) take any action that would negatively impact, in any material respect, the value, reputation or goodwill of the Licensed Marks or tarnish the Licensed Marks or materially harm Licensor’s valuable goodwill in the Licensed Marks.

1.6    Reservation of Rights. Except as expressly stated in this Agreement, no rights, ownership interest or licenses, express or implied, are granted to Licensee in respect of the Licensed Marks, either directly or by implication, estoppel or otherwise.

1.7    Form of Use of Licensed Marks. Licensee shall use each Licensed Mark only in the form and manner approved by Licensor in writing and/or set forth in the applicable Addendum, and shall, at its sole cost and expense, meet and comply with Licensor’s branding guidelines, and all quality specifications for color, style, typeface, size and all other artistic or reproduction requirements for Licensee’s use of the Licensed Marks, in each case as may be provided to Licensee from time to time by Licensor in writing (the “Branding Guidelines”), the current version of which are attached hereto as Exhibit C. Licensee shall promptly comply, at its sole cost and expense, with all changes to the Branding Guidelines which are provided to Licensee in writing, provided that Licensee shall have ninety (90) days, to use down existing stocks of business supplies and promotional materials bearing the Licensed Marks that are no longer in compliance with the Branding Guidelines. Licensee shall, to the extent practical, place the symbols “TM”, “SM”, “®” or other designations legally required for enforcement of trademark or service mark rights next to the Licensed Marks consistent with the same manner in which Licensor and its Affiliates used such symbols or other designations prior to the Effective Date in connection with the Licensed Products or as otherwise reasonably prescribed from time to time by Licensor. Licensee shall not use any other trademark, service mark, logo, inscription, designation or trade name in combination with the Licensed Marks without the prior written approval of Licensor. Licensee agrees, as commercially feasible, to affix notices in connection with its uses of the Licensed Marks a legend indicating that “[the Licensed Mark][®/SM/TM] is a trademark of H-D U.S.A., LLC and is used by [Licensee or its applicable Affiliate] under license.”

1.8    Quality Control. Licensee shall not use the Licensed Marks or conduct itself in any manner that tarnishes, degrades, or disparages Licensor or its business or reputation, and shall not at any time do or suffer to be done any act which would impair Licensor’s proprietary rights in or to the Licensed Marks or the goodwill associated therewith. Licensee shall ensure that the quality of the Licensed Products shall be of equal or better quality than the products offered under the Licensed Marks by Licensor and its Affiliates, as of the Effective Date. Licensee shall comply with any additional quality control procedures, guidelines, or standards provided to Licensee by Licensor, provided that Licensee shall be given a reasonable period of time to comply with any such changes. Licensor shall have the right to audit Licensee’s compliance with this Section 1.8, including inspection of the Licensed Products, the manufacturing facilities for the Licensed Products, and all documents and other materials bearing the Licensed Marks, in each case at Licensor’s sole cost and expense. Licensee shall reasonably comply with any requests by Licensor, upon reasonable advance notice, to conduct any such audits. Notwithstanding anything to the contrary in this Section 1.8, Licensee shall not be in breach of the quality control provisions hereunder with respect to any Licensed Product manufactured by Licensor or any of its Affiliates, to the extent that the breach of the quality control provisions is due to any act or omission by Licensor or its applicable Affiliate in breach of its obligations under the applicable manufacturing agreement between Licensor or its Affiliate and Licensee.

1.9    Compliance with Law. Licensee shall comply with all applicable Laws and regulations and obtain all appropriate governmental approvals pertaining to the production, distribution, sale and advertising of the Licensed Products and pertaining to the operation of its businesses.

1.10    Maintenance of Licensed Trademarks. Nothing contained in this Agreement shall be construed as requiring Licensor to file any trademark application, to secure any trademark registration, or to maintain in force any trademark registration. Without limiting the foregoing, at Licensor’s sole expense, Licensee shall perform all lawful acts and execute such documents or instruments as Licensor may reasonably request to register, confirm, evidence, maintain or protect Licensor’s rights to or under the Licensed Marks.

1.11    Infringement. Licensee shall promptly notify Licensor in writing of any actual or suspected infringement of the Licensed Marks by a third party of which Licensee becomes aware and of any available evidence relating thereto. Licensee shall cooperate with Licensor’s efforts to investigate, terminate and recover damages for any actual or suspected infringement of the Licensed Marks and Licensor shall reimburse Licensee for any reasonable out-of-pocket expenses related thereto. Licensor shall have the sole right, but not the obligation, to take action against any such actual or suspected infringement.

2.    TERMINATION

2.1    Term. This Agreement shall commence on the Effective Date and, unless terminated earlier as provided below, shall continue in effect for a period of two (2) years (the “Initial Term”). Thereafter, this Agreement shall automatically renew for successive two (2) year periods (each, a “Renewal Term,”), unless either party provides written notice to the other party of its intent not to renew at least sixty (60) days prior to the end of the Initial Term or the then-current Renewal Term. The Initial Term, together with the Renewal Terms, are collectively referred to hereunder as the “Term”.

2.2    Termination for Breach. Licensor may terminate this Agreement by written notice, effective immediately (a) if Licensee has breached any provision of this Agreement relating to the ownership, protection or use of the Licensed Marks or any of the quality requirements of Section 1.8, and fails to cure such breach within thirty (30) days of Licensee’s receipt of written notice thereof, (b) in the event of any affirmative act of insolvency by Licensee (i.e., admitting in writing its failure to pay its debts as they come due, making an assignment for the benefit of creditors, filing of a petition or application relating to the bankruptcy of Licensee or requesting that a receiver be appointed for its assets, or filing of any such petition in respect of Licensee by a third party), (c) upon the appointment of any receiver or trustee to take possession of the properties of Licensee, (d) upon the winding-up, or any sequestration by any governmental authority, of Licensee, or (e) if Licensee Transfers or purports to Transfer this Agreement or any of the rights granted under this Agreement in violation of Section 1.6.

2.3    Effect of Termination. Upon termination or expiration of this Agreement, the license granted to Licensee by this Agreement shall immediately and automatically terminate, and Licensee shall cease and desist from all use of the Licensed Marks, provided that Licensee shall have a period of ninety (90) days following the effective date of termination or expiration to sell off any Licensed Products bearing the Licensed Marks that have been manufactured that that are in inventory as of the termination or expiration date in the normal course of business (the “Phase-Out”). Upon the expiration or termination of this Agreement, subject to the Phase-Out, all sublicense agreements for use of the Licensed Marks between Licensee and its sublicensees shall simultaneously terminate. The following sections shall survive the expiration or any termination of this Agreement: 1.4, 1.4, 1.4, 2.3, and 3 through 6.

3.    DISCLAIMER OF WARRANTIES

LICENSEE ACKNOWLEDGES AND AGREES THAT THE LICENSED MARKS ARE LICENSED “AS IS”, WITHOUT WARRANTY OF ANY KIND, THAT, LICENSEE ASSUMES ALL RISKS AND LIABILITY ARISING FROM OR RELATING TO ITS USE OF THE LICENSED MARKS, AND THAT LICENSOR DOES NOT MAKE, AND SPECIFICALLY DISCLAIMS, ANY REPRESENTATIONS OR WARRANTIES WITH RESPECT TO THE LICENSED MARKS, WHETHER EXPRESS, IMPLIED, STATUTORY OR OTHERWISE (INCLUDING BUT NOT LIMITED TO ANY IMPLIED WARRANTY OF

NONINFRINGEMENT, SUFFICIENCY, QUALITY, USEFULNESS, COMMERCIAL UTILITY, MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE AND IMPLIED WARRANTIES ARISING FROM COURSE OF DEALING OR COURSE OF PERFORMANCE).

4.    INDEMNITY

Each party (the “Indemnifying Party”) shall indemnify, defend and hold harmless the other party, its Affiliates and its and their respective employees, representatives, directors, officers and agents (the “Indemnified Party”) from and against any and all costs, liabilities, causes of action (including without limitation infringement, products liability actions and tort actions) and expenses, including, without limitation, interest, penalties, attorney and third-party fees, and all amounts paid in the investigation, defense and/or settlement of any claim, action or proceeding, that arise out of any third-party claim (including any claim brought by any government or regulatory agency) (each, a “Claim”) arising from or related to (a) where Licensee is the Indemnifying Party, (i) Licensee’s breach of this Agreement, (ii) Licensee’s use of the Licensed Marks, or (iii) Licensee’s manufacture, marketing, advertising, distribution or sale of the Licensed Products; provided, however, that Licensee shall have no indemnity obligation hereunder to the extent that the Claim relates to Licensed Products manufactured by Licensor or any of its Affiliates and the Claim resulted from a breach by Licensor or its applicable Affiliate of its obligations under the applicable manufacturing agreement between Licensor or its Affiliate and Licensee, or (b) where Licensor is the Indemnifying Party, any Claim that Licensee’s use of the Licensed Marks in accordance with this Agreement infringes, violates, conflicts with, or dilutes any third party Intellectual Property. The Indemnifying Party shall have the right to undertake the defense of any indemnified Claim hereunder through counsel reasonably acceptable to the Indemnified Party, and the Indemnified Party shall, at the Indemnifying Party’s expense, reasonably cooperate in such defense and make available all personnel, records, and materials reasonably requested by the Indemnifying Party in connection therewith. The Indemnified Party shall be entitled to participate in such defense with counsel of its own choosing at the Indemnified Party’s sole expense. The Indemnifying Party shall have the right to compromise, settle or otherwise dispose of any such claim if the Indemnifying Party deems it advisable to do so, all at the expense of the Indemnifying Party; provided that the Indemnifying Party does not settle, or consent to any entry of judgment in, any such claim without obtaining the prior written consent of the Indemnified Party, which consent shall not be unreasonably withheld, delayed, or conditioned.

5.    LIMITATION OF LIABILITY

5.1    WITH THE EXCEPTION OF LIABILITY ARISING FROM A PARTY’S GROSS NEGLIGENCE OR WILLFUL MISCONDUCT, NEITHER PARTY SHALL BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY PUNITIVE, INCIDENTAL, INDIRECT, SPECIAL, EXEMPLARY OR CONSEQUENTIAL DAMAGES OF ANY KIND OR CHARACTER OR ANY DAMAGES RELATING TO, OR ARISING OUT OF, LOST PROFITS, OR LIMITATIONS OR RESTRICTIONS ON BUSINESS PRACTICES ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF A PARTY HAS BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES.

5.2    LICENSOR SHALL NOT BE LIABLE FOR, OR BEAR ANY OBLIGATION IN RESPECT OF, ANY DAMAGES OF ANY KIND OR CHARACTER WHATSOEVER ARISING OUT OF OR IN CONNECTION WITH LICENSEE’S, ITS AFFILIATES’ OR SUBSIDIARIES’, OR ANY THIRD PARTY’S USE OF THE LICENSED MARKS.

6.    MISCELLANEOUS

6.1    Injunctive Relief. Licensee acknowledges and agrees that a breach of this Agreement by Licensee would result in irreparable harm to Licensor. It is accordingly agreed that Licensor shall be entitled to seek an injunction or other equitable relief to prevent breaches or threatened breaches of this Agreement and to enforce specifically the terms and provisions hereof in any court of competent jurisdiction, in addition to any other remedy to which it is entitled at law or in equity, and shall not be required to provide any bond or other security in connection with any such injunction, order or other relief.

6.2    Assignment. Licensor may assign this Agreement, in whole or part, in connection with its assignment or other transfer of the Licensed Marks. Licensee shall not grant, assign, convey or transfer, whether by sale of assets, sale of stock, merger, by operation of law or otherwise, this Agreement or any of its rights to use the Licensed Marks to any other Person (collectively, a “Transfer”) without the prior written approval of Licensor, which approval may be withheld at the sole discretion of Licensor. For the avoidance of doubt, any change of control of Licensee shall be deemed to be a Transfer requiring the approval of Licensor. Any permitted assignee or transferee of this Agreement or any interest herein shall be bound by all of the terms and conditions of this Agreement.

6.3    Modification or Amendments. Subject to the provisions of applicable Law, and except as otherwise provided in this Agreement, this Agreement may be amended, modified or supplemented only by written instrument signed by the authorized representative of the party against whom it sought to enforce such waiver, amendment, supplement or modification is sought to be enforced.

6.4    Waivers of Default. Waiver by a party of any default by the other party of any provision of this Agreement shall not be deemed a waiver by the waiving party of any subsequent or other default, nor shall it prejudice the rights of the other party. No failure or delay by a party in exercising any right, power or privilege under this Agreement shall operate as a waiver thereof nor shall a single or partial exercise thereof prejudice any other or further exercise thereof or the exercise of any other right, power or privilege.

6.5    Counterparts. This Agreement may be executed in one or more counterparts, and by the different parties hereto in separate counterparts, each of which when executed shall be deemed to be an original but all of which taken together shall constitute one and the same agreement. The exchange of a fully executed Agreement (in counterparts or otherwise) by facsimile or by electronic delivery in .pdf format shall be sufficient to bind the parties to the terms and conditions of this Agreement.

6.6    Governing Law. This Agreement (and any claims or disputes arising out of or related hereto or to the transactions contemplated hereby or to the inducement of either party to enter herein, whether for breach of contract, tortious conduct or otherwise and whether predicated on common law, statute or otherwise) shall be governed by and construed and interpreted in accordance with the Laws of the State of Delaware, irrespective of the choice of laws principles of the State of Delaware, including all matters of validity, construction, effect, enforceability, performance and remedies.

6.7    Notices. All notices and other communications between the parties shall be in writing and shall be deemed to have been duly given (a) when delivered in person, (b) when delivered by FedEx or other nationally recognized overnight delivery service; or (c) when delivered by email provided that a confirmation copy is delivered by another method under subparts (a) or (b) , addressed as follows:

(a)    if to Licensor:

Harley-Davidson, Inc.

3700 W Juneau Ave

Milwaukee, WI 53224

Attention: Chief Legal officer

Email: Paul.Krause@harley-davidson.com and H-DGeneralCounsel@harley-davidson.com with copies (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

(b)    if to Licensee:

Harley-Davidson, Inc.

3700 W Juneau Ave

Milwaukee, WI 53224

Attention: Chief Legal officer

Email: Paul.Krause@harley-davidson.com and H-DGeneralCounsel@harley-davidson.com with a copy (which shall not constitute notice) to:

Latham & Watkins LLP

330 North Wabash Avenue, Suite 2800

Chicago, IL 60611

Attention: Ryan Maierson

Email: ryan.maierson@lw.com

Attention: Jason Morelli

Email: jason.morelli@lw.com

or to such other persons or addresses as may be designated in writing by the party to receive such notice as provided above.

6.8    Entire Agreement. This Agreement (including all exhibits and Addendums hereto), together with the Separation Agreement and the other Ancillary Agreements constitute the entire agreement, and supersede all other prior agreements, understandings, representations and warranties both written and oral, among the parties, with respect to the subject matter hereof.

6.9    No Third-Party Beneficiaries. Except as otherwise specifically provided in this Agreement, (a) the provisions of this Agreement are solely for the benefit of the parties and are not intended to confer upon any Person except the parties any rights or remedies hereunder; and (b) there are no third-party beneficiaries of this Agreement and this Agreement shall not provide any third Person with any remedy, claim, reimbursement, claim of action or other right in excess of those existing without reference to this Agreement.

6.10    Severability. The provisions of this Agreement shall be deemed severable and the invalidity or unenforceability of any provision shall not affect the validity or enforceability or the other provisions hereof. If any provision of this Agreement, or the application thereof to any Person or any circumstance, is invalid or unenforceable, (a) a suitable and equitable provision shall be substituted therefor in order to carry out, so far as may be valid and enforceable, the intent and purpose of such invalid or unenforceable provision and (b) the remainder of this Agreement and the application of such provision to other Persons or circumstances shall not be affected by such invalidity or unenforceability, nor shall such invalidity or unenforceability affect the validity or enforceability of such provision, or the application thereof, in any other jurisdiction.

6.11    Interpretation. The table of contents and headings herein are for convenience of reference only, do not constitute part of this Agreement and shall not be deemed to limit or otherwise affect any of the provisions hereof. Where a reference in this Agreement is made to a Section or Exhibit, such reference shall be to a Section of or Exhibit to this Agreement unless otherwise indicated. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” For purposes of this Agreement, whenever the context requires the singular number shall include the plural, and vice versa. All references in this Agreement to “$” are intended to refer to United States dollars. Any reference to a particular Law means such Law as amended, modified or supplemented (including all rules and regulations promulgated thereunder) and, unless otherwise provided, as in effect from time to time.

6.12    Construction. This Agreement shall be construed as if jointly drafted by the parties and no rule of construction or strict interpretation shall be applied against either party. The parties represent that this Agreement is entered into with full consideration of any and all rights which the parties may have. The parties have conducted such investigations they thought appropriate, and have consulted with such advisors as they deemed appropriate regarding this Agreement and their rights and asserted rights in connection therewith. The parties are not relying upon any representations or statements made by the other party, or such other party’s employees, agents, representatives or attorneys, regarding this Agreement, except to the extent such representations are expressly set forth or incorporated in this Agreement. The parties are not relying upon a legal duty, if one exists, on the part of the other party (or such other party’s employees, agents, representatives or attorneys) to disclose any information in connection with the execution of this Agreement or their preparation, it being expressly understood that neither party shall ever assert any failure to disclose information on the part of the other party as a ground for challenging this Agreement.

6.13    Consent to Jurisdiction. The state and federal courts located within the State of Delaware (the “Chosen Courts”) shall have exclusive jurisdiction over any and all disputes between the parties hereto, whether in law or in equity, arising out of or relating to this Agreement and the agreements, instruments and documents contemplated hereby and the parties hereto consent to and agree to subject to the exclusive jurisdiction of such Chosen Courts.

6.14    Waiver of Jury Trial. THE PARTIES HEREBY WAIVE TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, AND SHALL NOT ASSERT IN ANY SUCH DISPUTE, ANY CLAIM THAT: (A) SUCH PARTY IS NOT PERSONALLY SUBJECT TO THE JURISDICTION OF SUCH COURTS; (B) SUCH PARTY AND SUCH PARTY’S PROPERTY IS IMMUNE FROM ANY LEGAL PROCESS ISSUED BY SUCH COURTS; OR (C) ANY ACTION OR OTHER PROCEEDING COMMENCED IN SUCH COURTS IS BROUGHT IN AN INCONVENIENT FORUM. THE MAILING OF PROCESS OF OTHER PAPERS IN CONNECTION WITH ANY SUCH ACTION OR PROCEEDING IN THE MANNER PROVIDED IN SECTION 6.7 (OR IN SUCH OTHER MANNER AS MAY BE PERMITTED BY LAW) SHALL BE VALID AND SUFFICIENT SERVICE THEREOF AND HEREBY WAIVE ANY OBJECTIONS TO SERVICE ACCOMPLISHED IN THE MANNER PROVIDED HEREIN. THE PARTIES HEREBY IRREVOCABLY WAIVE ALL RIGHT TO A TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM ARISING OUT OF OR RELATING TO THIS AGREEMENT, OR THE TRANSACTIONS CONTEMPLATED HEREBY.

6.15    Fees and Expenses. Each party shall bear its own expenses incurred in connection with this Agreement and the transactions contemplated hereby, whether or not such transactions shall be consummated, including all fees of its legal counsel, financial advisers and accountants.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have cause this Agreement to be duly executed by their authorized officers as of the Effective Date.

LICENSOR
Harley-Davidson, Inc.

By:	/s/ Paul J. Krause
Name:	Paul J. Krause
Title:	Authorized Signatory

LICENSEE
LiveWire EV, LLC

By:	/s/ Amanda Parker
Name:	Amanda Parker
Title:	Chief Legal Officer

Acknowledged and Approved:

H-D U.S.A., LLC

By:	/s/ Paul J. Krause
Name:	Paul J. Krause
Title:	Sole Manager

[Signature Page to Trademark License Agreement]

EXHIBIT A

Licensed Marks

[***]

EXHIBIT B

Addenda

[***]

EXHIBIT C

Branding Guidelines

[***]